EXHIBIT 99.1

Anika Takes Actions to Strengthen Liquidity in Light of COVID-19

BEDFORD, Mass., April 08, 2020 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company with products leveraging its proprietary hyaluronic acid (“HA”) technology platform, today provided an update on actions it is taking to strengthen liquidity in light of the COVID-19 pandemic.

To strengthen its financial position, the Company is drawing down $50 million on its existing credit facility. Following the drawdown, the Company will have total liquidity of approximately $140 million, comprised of cash and investments on hand. The Company has no debt maturities through the end of 2020, and the credit facility matures in October 2022. The applicable interest rate under the credit facility is 2.08% for the $50 million drawdown. Anika may prepay the credit facility without penalty. The Company’s credit facility also has a $50 million accordion feature that the company could potentially access in the future. In addition, Anika is exploring other sources of funding aimed at further supporting its liquidity profile, as well as maintaining business and organizational continuity through the pandemic. In parallel, the Company has implemented a number of internal short-term expense controls and is prioritizing business initiatives to conserve cash flow.

“We are taking these actions to ensure we are best positioned to navigate this unprecedented situation," said Cheryl Blanchard, Ph.D., Interim Chief Executive Officer of Anika Therapeutics. "Our top priority remains protecting the health and safety of our employees and the patients we serve, and we have implemented multiple measures across our organization to safeguard our employees and ensure that we continue providing patients with the treatments they need. At the same time, we are actively working with our partners to support the urgent needs of healthcare providers globally, including donating certain medical supplies we have on hand. We are containing costs and strengthening our liquidity profile to ensure availability of product now and as elective procedures in office-based, surgi-center and operating room settings return to normal volumes. We are committed to retaining business continuity, and with our innovative, life-changing therapies and talented team, we look forward to continuing to serve patients with meaningful therapies that address their unmet medical needs through the coming months and for years to come.”

Anika is closely monitoring the evolving COVID-19 situation and following guidance from global, national and local health authorities. The Company has taken a number of steps to safeguard the health of its employees worldwide, support the needs of partners, and ensure patients have the treatments they need. In accordance with guidance issued by the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO) and local health authorities, Anika has directed its employees to work remotely from home whenever possible. The Company has also cancelled or postponed all face-to-face meetings and events, and halted business travel until further notice to help reduce the spread of the virus. In addition, the Company has implemented additional protective measures at all production and warehouse logistics facilities.

The Company continues to monitor its manufacturing and supply chain resources and is taking measures to ensure product availability globally. At this time, the Company does not anticipate disruption to the supply of products for patients due to COVID-19. The Company has also taken measures to minimize disruption to ongoing clinical trials and is working with trial sites and other partners to ensure ongoing clinical trials continue to be conducted in a safe manner.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Massachusetts. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The Company has over two decades of global expertise commercializing more than twenty products based on its proprietary hyaluronic acid (HA) technology platform. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements

The statements made in the second paragraph, the second and third sentences of the fifth paragraph of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s line of credit and drawdown thereof, its liquidity position, its exploration of additional funding sources, its expense controls in light of COVID-19, its ability to maintain its supply of product, and its ongoing clinical trials. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors, especially in light of the evolving landscape around the COVID-19 pandemic. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s failure to realize the anticipated benefits of its recently completed acquisitions; (ii) unexpected expenditures or assumed liabilities that may be incurred as a result of these acquisitions; (iii) loss of key employees or customers following the acquisitions or otherwise; (iv) unanticipated difficulties in conforming business practices, including accounting policies, procedures, internal controls, and financial records of the recently acquired companies; (v) inability to accurately forecast the performance of the recently acquired companies resulting in unforeseen adverse effects on the Company’s operating results; (vi) synergies between the recently acquired companies and the Company being estimates which may be materially different from actual results; (vii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (viii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ix) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (x) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (xi) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (xii) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

CONTACT:
Anika Therapeutics, Inc.
Cheryl Blanchard, Interim CEO
Sylvia Cheung, CFO
Tel:  781-457-9000